(g)(59)
February 14, 2011
State Street Bank and Trust Company
Attn: Tom Forrester
Lafayette Corporate Center
2 Ave. de Lafayette
Boston, MA 02111
          Re:      Goldman Sachs Trust; additional portfolios under the Goldman Sachs Trust
Ladies and Gentlemen:
This is to advise you that Goldman Sachs Trust (the “Trust”) has established a new series of shares to be known as Goldman Sachs High Yield Floating Rate Fund (the “Fund”). In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated July 15, 1991, between Goldman Sachs Trust (the predecessor to the Trust) and State Street Bank and Trust Company, as adopted by the Trust pursuant to that certain letter agreement dated as of September 27, 1999 (the “Contract”), the Trust hereby requests that you act as Custodian of the Fund under the terms of the Contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

GOLDMAN SACHS TRUST

By: Name:	/s/ Scott M. McHugh Scott M. McHugh
Title:	Treasurer of the Funds

Agreed to this 15th day of February, 2011

STATE STREET BANK AND TRUST COMPANY

By: Name:	/s/ Michael F. Rogers Michael F. Rogers
Title:	Executive Vice President